Exhibit 5.1

Stradling Yocca Carlson & Rauth,

a Professional Corporation

Attorneys at Law

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

December 23, 2009

Clarient, Inc.

31 Columbia,

Aliso Viejo California 92656

Re: Clarient, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 to be filed by Clarient, Inc., a Delaware corporation (the “Company”), with the Commission (as may be amended or supplemented, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 25,517,950 shares of Common Stock of the Company, $0.01 par value (the “Shares”).  All of the Shares are being registered on behalf of certain stockholders of the Company (the “Selling Stockholders”). The Shares include 4,465,318 shares of Common Stock (the “Issued Shares”) that are held by the Selling Stockholders and 21,052,632 shares of Common Stock (the “Preferred Shares”) issuable upon the conversion of Series A Preferred Stock, par value $0.01 per share, held the Selling Stockholders. Except for those Shares subject to a lock-up agreement as provided in the Registration Statement, the Shares may be sold from time to time for the account of the Selling Stockholders set forth in the Registration Statement.

We have examined the proceedings heretofore taken and are familiar with additional proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the Shares.

Based on the foregoing, it is our opinion that the Issued Shares have been legally issued, fully paid and non-assessable, and, it is our opinion that the Preferred Shares, when issued in accordance with the terms of the Company’s certificate of incorporation, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth